Exhibit 23.4

RP® FINANCIAL, LC.

Financial Services Industry Consultants

June 9, 2005

Board of Directors
Wauwatosa Savings Bank
11200 West Plank Court
Wauwatosa, Wisconsin 53226

Members of the Board of Directors:

     We hereby consent to the use of our firm’s name in the Notice of Intent to Convert to Stock Form to be filed with the Federal Deposit Insurance Corporation, and any amendments thereto, for Wauwatosa Savings Bank. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report and our letter concerning subscription rights in such filings, and the Registration Statement on Form S-1, and any amendments thereto, including the prospectus of Wauwatosa Holdings, Inc.

Sincerely,

/s/ RP FINANCIAL, LC.

RP® FINANCIAL, LC.

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